EXHIBIT 3.2


                          ARTICLES OF AMENDMENT TO THE
                       RESTATED ARTICLES OF INCORPORATION
                         OF INTERNATIONAL ISOTOPES INC.



         The undersigned corporation hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act:

         FIRST: The name of the corporation is International Isotopes Inc. (the "Corporation").

         SECOND: A new Article XIII to the Corporation's Restated Articles of Incorporation is hereby added to read in its entirety as follows:

                                  "ARTICLE XIII

         Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting for the actions so taken, shall be signed by the holder or holders of shares of the Corporation having not less than a minimum of votes that would be necessary to take such action at a meeting at which the holders of all shares of the Corporation entitled to vote on the action were present and voted."

         THIRD: The foregoing amendment to the Corporation's Restated Articles of Incorporation was duly adopted by the Corporation's shareholders at its annual meeting on April 29, 2003.

         FOURTH: The number of shares of the Corporation outstanding as of the time of the adoption of the foregoing amendment and entitled to vote was 95,581,135 shares of Common Stock.

         FIFTH: The foregoing amendment was adopted by the vote of the holders of 72,879,765 shares of the Corporation's outstanding Common Stock. 47,206 shares were voted against the foregoing amendment and 4,100 shares abstained.

         SIXTH: This amendment does not involve any exchange or reclassification or cancellation of issued shares and does not effect a change in the amount of stated capital of the Corporation.

         IN WITNESS WHEREOF, the undersigned has executed this document on July 28th, 2003.

                                          International Isotopes Inc.

                                             By:  Steve T. Laflin
                                                  -----------------
                                           Name:  Steve T. Laflin
                                          Title:  President and CEO




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